RESTRICTED STOCK UNIT AWARD AGREEMENT

Name of Participant:

Name of Plan:	2016 Valvoline Inc. Incentive Plan

Number of Restricted Stock Units:

Vesting Schedule:

Grant Date:

Valvoline Inc. (“Valvoline”) hereby grants to the above-named Participant (the “Participant”) a Restricted Stock Unit (“RSU”) award (this “Award”) pursuant to the 2016 Valvoline Inc. Incentive Plan (the “Plan”) and this agreement (this “Agreement”), in order to provide the Participant with an additional incentive to continue his or her services to Valvoline and its Subsidiaries and to continue to work for the best interests of Valvoline and its Subsidiaries. Each Restricted Stock Unit represents the contingent right (as set forth herein) of the Participant to receive one share of Valvoline Common Stock, par value $0.01 per share, on the applicable vesting date (as defined below).

Valvoline confirms this Award to the Participant, as a matter of separate agreement and not in lieu of salary or any other compensation for services, of the number of RSUs set forth above, subject to and upon all the terms, provisions and conditions contained herein and in the Plan, including but not limited to the forfeiture provisions of Section 16(H) of the Plan. Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Plan.

Following acceptance of this Award by the Participant, as provided for hereunder, the applicable number of RSUs set forth above will become vested on the applicable vesting date set forth above (the applicable “Vesting Date”); provided that, except as otherwise provided in Section 12 of the Plan in the event of a Change in Control or as otherwise determined by the Compensation Committee in the event of the Participant’s termination of employment for any reason other than death, Disability or Qualifying Termination, all RSUs that have not vested prior to the Participant’s termination of employment will be forfeited.

In the event that the Participant’s employment is terminated due to death, Disability or a Qualifying Termination, a pro-rata portion of the RSUs (determined by multiplying the number of RSUs outstanding as of the date of termination by a fraction, the numerator of which is the number of days elapsed from the Grant Date to the date of termination and the denominator of which is the total number of days from the Grant Date to the final Vesting Date, as set forth in the Vesting Schedule) shall become vested as of the date of termination and any remaining RSUs shall be forfeited.

The Award shall be governed by Section 12 of the Plan in the event of a Change in Control; provided that, without limiting Section 12(A)(3) of the Plan, the Award will not be considered to be assumed, continued, converted or replaced by the surviving or resulting entity in connection with a Change in Control unless, in each case as determined by the Compensation Committee
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in its sole discretion prior to such Change in Control, (1) the number and kind of shares or other securities underlying the Award are adjusted to prevent dilution of the Participant’s rights hereunder and to preserve the intrinsic value and material terms and conditions of the Award as in effect prior to the Change in Control, and (2) immediately following the Change in Control the Award relates to shares of stock in the surviving or resulting entity which are publicly traded and listed on a national securities exchange.

On each date that cash dividends are paid to holders of Common Stock, the Participant will be credited with a number of additional RSUs equal to (1) the product of (A) the number of then-outstanding RSUs held by the Participant as of the date of record for such dividend multiplied by (B) the per share cash dividend amount, divided by (2) the closing stock price of Common Stock on the NYSE Composite Tape on the date of record for such dividend. Such additional RSUs will be subject to the same vesting conditions and restrictions as the underlying RSUs to which they relate and shall be subject to all the terms and conditions of this Agreement and the Plan.

The RSUs and the Participant’s rights under this Agreement may not be sold, assigned, transferred, pledged or otherwise encumbered.

Nothing contained in this Agreement or in the Plan shall confer upon the Participant any right to continue in the employment of, or remain in the service of, Valvoline or any of its Subsidiaries. Information about the Participant and the Participant’s participation in the Plan may be collected, recorded and held, used and disclosed by and among Valvoline, its Subsidiaries and any third party Plan administrators as necessary for the purpose of managing and administering the Plan. The Participant understands that such processing of this information may need to be carried out by Valvoline, its affiliates and Subsidiaries and by third party administrators whether such persons are located within the Participant’s country or elsewhere, including the United States of America. By accepting this Award, the Participant consents to the processing of information relating to the Participant and the Participant’s participation in the Plan in any one or more of the ways referred to above.

The Participant consents and agrees to electronic delivery of any documents that Valvoline may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Participant understands that, unless earlier revoked by the Participant by giving written notice to Valvoline at 100 Valvoline Way; Lexington, KY 40509; Attention: Stock Plan Administrator, this consent shall be effective for the duration of the Award. The Participant also understands that the Participant shall have the right at any time to request that Valvoline deliver written copies of any and all materials referred to above at no charge.

In consideration of this Award, the Participant agrees that, during the Participant’s employment and the twenty-four (24) month period following the Participant’s termination of employment for any reason, without the prior written consent of Valvoline, the Participant will not:

(i)engage directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee or otherwise in any business or activity competitive with the business conducted by Valvoline or any of its Subsidiaries; or

(ii)perform any act or engage in any activity that is detrimental to the best interests of Valvoline or any of its Subsidiaries, including, without limitation:
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(a)solicit or encourage any existing or former employee, director, contractor, consultant, customer or supplier of Valvoline or any of its Subsidiaries to terminate his, her or its relationship with Valvoline or any of its Subsidiaries for any reason; or

(b)disclose proprietary or confidential information of Valvoline or any of its Subsidiaries to third parties or use any such proprietary or confidential information for the benefit of anyone other than Valvoline and its Subsidiaries (clauses (i) and (ii), the “Participant Covenants”);

provided, however, that clause (ii) above shall not be breached in the event that the Participant discloses proprietary or confidential information to the Securities and Exchange Commission, to the extent necessary to report suspected or actual violations of U.S. securities laws, or the Participant’s disclosure of proprietary or confidential information is protected under the whistleblower provisions of any applicable law or regulation. Furthermore, Participant is advised that if Participant discloses proprietary or confidential information of Valvoline that constitutes a trade secret to which the U.S. Defend Trade Secrets Act (18 USC Section 1833(b)) applies, then Participant shall not be held criminally or civilly liable under any federal or state trade secret law, or considered to be in violation of the terms of this Agreement, where Participant’s disclosure is made solely for the purpose of reporting or investigating a suspected violation of law and in confidence to a federal, state, or local government official, whether directly or indirectly, or to an attorney; or where Participant’s disclosure is made in a complaint or other document filed in a lawsuit or other proceeding against Valvoline and such filing is made under seal. The Participant understands that if he or she makes a disclosure of proprietary or confidential information that is covered above, he or she is not required to inform Valvoline, in advance or otherwise, that such disclosure(s) has been made. Nothing in this Agreement shall prohibit the Participant from maintaining the confidentiality of a claim with a governmental agency that is responsible for enforcing a law, or cooperating, participating or assisting in any governmental or regulatory entity investigation or proceeding.

Notwithstanding any other provision of the Plan or this Agreement to the contrary, but subject to any applicable laws to the contrary, the Participant agrees that in the event the Participant fails to comply or otherwise breaches any of the Participant Covenants either during the Participant’s employment or within twenty-four (24) months following the Participant’s termination of employment for any reason, Valvoline may: (i) cancel this Award; (ii) eliminate or reduce the amount of any compensation, benefit, or payment otherwise payable by Valvoline or any of its Subsidiaries (either directly or under any employee benefit or compensation plan, agreement, or arrangement, except to the extent such compensation, benefit or payment constitutes deferred compensation under Section 409A of the Internal Revenue Code (“Section 409A”) and such elimination or reduction would trigger a tax or penalty under Section 409A) to or on behalf of the Participant in an amount up to the total amount paid or payable to the Participant under this Agreement; and/or (iii) require the Participant to pay Valvoline an amount up to the total amount paid to the Participant under this Agreement, in each case together with the amount of Valvoline’s court costs, attorney fees, and other costs and expenses incurred in connection therewith. For purposes of this paragraph, the total amount paid under this Agreement shall be determined based on the closing stock price of Common Stock on the date or dates any shares of Common Stock are delivered in accordance with this Agreement, as determined by the Compensation Committee.
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This Award of RSUs is subject to the Participant’s on-line acceptance of the terms and conditions of this Agreement through the Fidelity website.

By accepting the terms and conditions of this Agreement, the Participant acknowledges receipt of a copy of the Plan, Prospectus, and Valvoline’s most recent Annual Report and Proxy Statement (the “Prospectus Information”). The Participant represents that he or she is familiar with the terms and provisions of the Prospectus Information and hereby accepts this Award on the terms and conditions set forth herein and in the Plan, and acknowledges that he or she had the opportunity to obtain independent legal advice at his or her expense prior to accepting this Award.

IN WITNESS WHEREOF, Valvoline has caused this instrument to be executed and delivered effective as of the day and year first above written.

Valvoline Inc.

By:

Name:

Acceptance Date:
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